Exhibit 99.1

Gastar Exploration Announces Initial Results on Recent East Texas Completions

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) today provided an update on recent completion operations in East Texas. Gastar has completed an initial deep Bossier zone in the Wildman Trust #3 well that is currently producing at a gross sales rate of approximately 20 MMCFD (10.8 MMCFD net to Gastar). The Company plans to complete the well in an additional deep Bossier zone within the next 30 days and produce the two deepest Bossier zones on a co-mingled basis. The Wildman Trust #3 well was drilled to a total depth of 18,900 feet and encountered approximately 152 net feet of apparent pay within six separate sands in the Bossier formation. Gastar has a 66.67% working interest before payout (approximately 54% net revenue interest) in the Wildman Trust #3 well.

Gastar has also completed the Lone Oak Ranch #3 (LOR #3), a horizontal Knowles Limestone well. The LOR #3 began producing on December 24th and achieved a peak gross sales rate of 9.4 MMCFD and is currently producing at a stabilized gross sales rate of approximately 7.2 MMCFD (2.7 MMCFD net to Gastar). The LOR #3 well was drilled to a total measured depth of 16,102 feet (total vertical depth of 13,308 feet). The well encountered approximately 155 feet of reservoir quality formation within the 2,645 horizontal section of the wellbore. It was completed utilizing a system that allowed for five separate stimulations within the horizontal section of the well. Gastar has a 50.0% working interest (approximately 37.5% net revenue interest) in the LOR #3 well.

Gastar is currently drilling two wells on its Hilltop area lease position. The Holmes #1 is a middle Bossier well offsetting Gastar’s initial Bossier discovery well, the F-K #1. Gastar has a 62% working interest before payout (48% net revenue interest) in the Holmes #1 well. The Brunette #1 is a horizontal Knowles Limestone well being drilled as an offset to the Parker #3 vertical Knowles Limestone well. Gastar has a 50% working interest before payout (37.5% net revenue interest) in the Brunette #1 well.

J. Russell Porter, Gastar’s President & CEO, stated, “We are very encouraged by the initial flow rates on both of our recently completed wells. We expect an even higher production rate from the Wildman Trust #3 well following the planned completion into a second deep Bossier zone. The success of the multi-stage completion system used in the LOR #3 well opens up a significant portion of Gastar’s acreage to Knowles development. Following the completion of the Brunette #1 well, we plan on re-entering the LOR #4 well and installing a similar system in order to fracture stimulate that well, which was originally completed on an un-stimulated basis.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 7 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin, PEL 238, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 27, 2007 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
J. Russell Porter, 713-739-1800
Chief Executive Officer
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott / Anne Pearson, 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com